FINRA Processes Name and Ticker Change for Fast Track Solutions, Inc.

Better For You Wellness, Inc. (OTC: BFYW), formerly known as Fast Track Solutions, Inc. (OTC: FTRK) ("Better For You Wellness" or the "Company"), an Ohio-based blank check company, is pleased to announce that, it has received confirmation from FINRA that the pending Company name change from "Fast Track Solutions, Inc." to "Better For You Wellness, Inc." and ticker change from "FTRK" to "BFYW" will be effective today, September 30, 2021, on or around the market open.

"This corporate action opens the next chapter for the Company as it reflects our focus on better-for-you wellness brands, products, and services," commented Ian James, Chief Executive Officer of Better For You Wellness. "Management believes the name and ticker change is a pivotal event and will eliminate confusion among existing and future Better For You Wellness, Inc. stakeholders."

Further to the Company’s September 21, 2021 press release, there is an in-person Board of Directors meeting scheduled on October 1, 2021 in Columbus, Ohio, with all seven members expected to be in attendance including Ian James, Stephen Letourneau, Montel Williams, Leslie Bumgarner, Joseph Watson, David Deming, and Dr. Nicola Finley, MD. Items expected to be discussed at the upcoming meeting include the evaluation of investment banking and capital markets advisory firms, and other initiatives pertaining to meeting initial listing qualifications for up-listing Better For You Wellness, Inc. to a national securities exchange such as the NASDAQ or NYSE.

The Company is actively exploring and evaluating numerous business opportunities in the plant-based food, beverage, consumer packaged goods ("CPG") categories, and services including, but not limited to, mergers, acquisitions, or business combination transactions, after which the Company would cease to be a "shell" or "blank check" company.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTC: BFYW), formerly known as Fast Track Solutions, Inc. (OTC: FTRK), is a Columbus, Ohio-based blank-check Company that is exploring and evaluating various business opportunities in the plant-based food, beverage, and consumer packaged goods ("CPG") categories including, but not limited to, mergers, acquisitions, or business combination transactions, after which the Company would cease to be a "shell" or "blank check" company. Learn more at https://betterforyouwellness.com/.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).